Exhibit 99.1

CARNIVAL CORPORATION & PLC NAMES JASON GLEN CAHILLY TO BOARD OF DIRECTORS, ANNOUNCES QUARTERLY DIVIDEND

MIAMI, July 19, 2017 – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) today announced that on July 18, 2017, Jason Glen Cahilly, former chief strategic and financial officer of the National Basketball Association, has been appointed to the company’s boards of directors, effective immediately. The announcement was made following the quarterly meeting of the company’s boards of directors held yesterday in Venice, Italy.

Cahilly, a seasoned executive with more than 20 years of financial experience in the sports, communications, media and entertainment industries, will serve in a non-executive capacity on Carnival Corporation’s 11-member boards of directors. He will also serve on the Audit Committees.

“We are very pleased to welcome Jason as an exceptional addition to our boards of directors,” said Micky Arison, Carnival Corporation & plc chairman. “Jason brings extensive leadership experience to Carnival and valuable expertise in a wide variety of areas. We look forward to working with him closely and gaining insights from his unique perspective as we continue growing demand for our 10 global brands.”

Most recently Cahilly served as chief strategic and financial officer of the NBA, where he was responsible for setting strategic priorities and direction globally, following 12 years at Goldman, Sachs & Co. where he served as a partner and the global co-head of media and telecommunications, as well as a member of the firm’s Internet Investment Committee. Prior to that, Cahilly was a vice president of Lehman Brothers Inc. in New York. He holds a Juris Doctorate from Harvard Law School.

There is no other information required to be disclosed pursuant to LR9.6.13R in respect of Cahilly.

Following yesterday’s board meeting, Carnival Corporation & plc also announced that it has declared a quarterly dividend of $0.40 per share. The company’s boards of directors approved a record date for the quarterly dividend of August 25, 2017, and a payment date of September 15, 2017.

Holders of Carnival Corporation common stock and Carnival plc ADSs will receive the dividend payable in U.S. dollars. The dividend for Carnival plc ordinary shares will be payable in U.S. dollars or sterling. In the absence of instructions or elections to the contrary, holders of Carnival plc ordinary shares will automatically receive the dividend in sterling.

Dividends payable in sterling will be converted from U.S. dollars at the exchange rate quoted by the Bank of England in London at 12 noon on September 1, 2017. Holders of Carnival plc ordinary shares wishing to receive their dividend in U.S. dollars or participate in the Carnival plc Dividend Reinvestment Plan must elect to do so by August 25, 2017.

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About Carnival Corporation & plc

Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of 10 dynamic brands that include nine of the world’s leading cruise lines. With operations in North America, Europe, Australia and Asia, its portfolio features Carnival Cruise Line, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia) and P&O Cruises (UK), as well as Fathom, the corporation’s immersion and enrichment experience brand.

Together, the corporation’s cruise lines operate 103 ships with 231,000 lower berths visiting over 700 ports around the world, with 17 new ships scheduled to be delivered between 2018 and 2022. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

In 2017, Fast Company recognized Carnival Corporation as being among the “Top 10 Most Innovative Companies” in both the design and travel categories. Fast Company specifically recognized Carnival Corporation for its work in developing Ocean Medallion™, a high-tech wearable device that enables the world’s first interactive guest experience platform capable of transforming vacation travel into a highly personalized and elevated level of customized service.

Additional information can be found on www.carnival.com, www.fathom.org, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au and www.pocruises.com.

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